EXPENSE LIMITATION AGREEMENT

DEAN FAMILY OF FUNDS

Amendment No. 7

AMENDMENT, effective as of July 31, 2005, by and between Dean Investment Associates, LLC (the “Adviser”) and Dean Family of Funds (the “Trust”), on behalf of each series of the Trust set forth in Schedule A attached hereto (each a “Fund,” and collectively, the “Funds”).

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each class of each Fund, and, therefore, have entered into the Expense Limitation Agreement dated as of July 31, 1999 (the “Agreement”), in order to maintain the expense ratios of each class of each Fund at the levels specified in Schedule A attached hereto; and

WHEREAS, the Trust and the Adviser wish to amend the Agreement to reflect the continuance of the Agreement for an additional term to expire on July 31, 2006;

NOW, THEREFORE, in consideration of the mutual convenants and agreements of the parties hereto as set forth in the Agreement and herein, the Trust and the Adviser hereby amend the Agreement as follows:

1.	Section 2 of the Agreement shall read as follows:
2.	Term and Termination of Agreement.

This Agreement with respect to the Funds shall continue in effect through July 31, 2006, and from year to year thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust. This Agreement shall terminate automatically with respect to the applicable Fund upon the termination of its Advisory Agreement with the Adviser. This Agreement is subject to other arrangements between the Trust and the Adviser at the Trust’s discretion.

2.	Except as set forth in the above Paragraph 1, the provisions of the Agreement are not affected by this Amendment and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereto duly, as of the day and year first above written.

Dean Investment Associates, LLC	Dean Family of Funds On behalf of each of its Series
By:	By:
Stephen M. Miller, President	Stephen M. Miller, President

SCHEDULE A

OPERATING EXPENSE LIMITS

The Agreement relates to the following Funds and classes of the Trust:

Maximum Operating Expense Limit
Large Cap Value fund—Class A shares	1.85%
Large Cap Value Fund—Class C shares	2.60%
Small Cap Value fund—Class A shares	1.85%
Small Cap Value Fund—Class C shares	2.60%
Balanced Fund—Class A shares	1.85%
Balanced Fund—Class C shares	2.60%
International Fund—Class A shares	2.10%
International Fund—Class C shares	2.85%

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